UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 8, 2011

ZIOPHARM Oncology, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Avenue of the Americas
19th Floor
New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 214-0700
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 15, 2011, Hagop Youssoufian, MD, MSc, was appointed as an executive officer of ZIOPHARM Oncology, Inc. (the “Company”) and the Company entered into an agreement (the “Employment Agreement”) with Dr. Youssoufian governing the terms of his employment as the Company’s Executive Vice President, Chief Medical Officer for an indefinite term.

Under the Employment Agreement, which was executed on July 8, 2011, Dr. Youssoufian will receive an initial annual base salary of $450,000, which is subject to increase at the discretion of the Board of Directors based on an annual review. In addition, Dr. Youssoufian will be eligible to receive an annual performance bonus for each calendar year at the end of which he remains employed by the Company, including 2011 (on a non-pro-rated basis).  The target amount of the performance bonus will be equal to 35% of Dr. Youssoufian’s base salary, with the actual bonus amount for the applicable calendar year to be determined by the Company’s Compensation Committee.  Dr. Youssoufian is eligible to receive an additional annual discretionary bonus in such amount as may be determined by the Board of Directors. The Company is required to reimburse Dr. Youssoufian for reasonable out-of-pocket expenses incurred by him in furtherance of the business and affairs of the Company, including reasonable travel and entertainment expenses, as well as reasonable professional dues.

Subject to relocating his primary residence from Princeton, New Jersey to the Boston, Massachusetts metropolitan area by August 1, 2012, the Company has agreed to reimburse Dr. Youssoufian for moving expenses incurred in so relocating his family and belongings and will pay Dr. Youssoufian an additional stipend of $25,000 in respect of all other incidental relocation expenses.  The Company has also agreed to reimburse Dr. Youssoufian for up to $3,000 per month of Boston-based apartment rental payments until the earlier of his relocation or August 1, 2012, subject to the Company reviewing and pre-approving in its sole discretion the proposed lease agreement. If Dr. Youssoufian elects not to rent a Boston-based apartment, the Company will instead reimburse him for reasonable expenses incurred in traveling to and from Princeton, New Jersey in connection with his work responsibilities in Boston, Massachusetts, New York, New York and Germantown, Maryland. To the extent taxable to Dr. Youssoufian, the Company has agreed to gross-up the $25,000 incidental relocation stipend and reimbursements for apartment rental payments to offset the impact of United States federal income taxes on such payments. As a potential incentive for Dr. Youssoufian to relocate to the Boston Massachusetts metropolitan area as soon as practicable, the Company may elect, but is not required, to increase the amount of the $25,000 incidental relocation stipend by the maximum amount of apartment rental payments for which the Company would otherwise be required to reimburse Dr. Youssoufian (i.e., $3,000 for each full calendar month following his relocation and prior to August 1, 2012).

On July 15, 2011, upon the commencement of his employment and pursuant to the Employment Agreement, the Company granted Dr. Youssoufian 50,000 shares of the Company’s common stock with transfer and forfeiture restrictions that lapse in their entirety on the one-year anniversary of the grant date and options to purchase 250,000 shares of the Company’s common stock at an exercise price of $5.89, which options vest in equal annual installments over three years commencing on the one-year anniversary of the grant date. Such restricted stock and stock options are subject to accelerated vesting in circumstances described in the following paragraph.

If (i) Dr. Youssoufian is terminated by the Company for a reason other than death, disability or “Cause,” as that term defined in the Employment Agreement, or (ii) Dr. Youssoufian resigns for “Good Reason,” as that term defined in the Employment Agreement, Dr. Youssoufian will be entitled to receive a severance payment equal to 100% of his then current annual base salary plus a portion of the target amount of his annual performance bonus for the calendar year in which such termination occurs (which portion will be determined pro rata based on the number of days in such calendar year during which Dr. Youssoufian was employed by the Company). In this situation, Dr. Youssoufian’s stock options that have vested as of the date of termination shall remain exercisable for a period of 90 days and any unvested stock options and unvested awards of restricted stock held by Dr. Youssoufian shall be deemed to have expired as of the date of termination.  In the case of a termination for a reason other than death, disability, “Cause,” or “Good Reason,” that occurs prior to and in connection with a “Change of Control,” as that term is defined in the Employment Agreement, or within 18 months thereafter, all unvested stock options and unvested awards of restricted stock held by Dr. Youssoufian at the time that such termination occurs will be accelerated and deemed to have vested as of his employment termination date.  Any stock options that have vested or been deemed to have vested as of the date of termination will remain outstanding and exercisable until the earlier of 90 days following the date of termination, the date that they are exercised, or the date on which the original term of such stock option expires.

The Employment Agreement requires that Dr. Youssoufian execute a separate Invention, Non-Disclosure and Non-Competition Agreement that includes standard provisions regarding protection of our confidential information and provides, among other things, that he will not compete with the Company, or solicit employees, clients or customers of the Company, during the term of his employment and for a period of one year after the termination thereof.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Employment Agreement dated July 8, 2011 by and between ZIOPHARM Oncology, Inc. and Hagop Youssoufian, MD, MSc

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM Oncology, Inc.

	By:	/s/ Richard E. Bagley
Date: July 15, 2011		Name: Richard E. Bagley
Title: President, Chief Operating Officer and Chief Financial Officer